EXHIBIT 99.01

Chegg Reports Q1 2018 Financial Results and Raises Full Year 2018 Guidance
Chegg Services subscribers increased 44% year over year

SANTA CLARA, Calif., April 26, 2018 /PRNewswire/ -- Chegg, Inc. (NYSE:CHGG), the Smarter Way to Student, today reported financial results for the three months ended March 31, 2018.

"Momentum continued into Q1 as we achieved 37% year-over-year Chegg Services revenue growth, driven by 44% subscriber growth," said Dan Rosensweig, Chairman and CEO of Chegg, Inc. "We expect this momentum to continue, as students are increasingly relying on Chegg to help them with their educational needs. This gives us confidence to raise our guidance for 2018."

Q1 2018 Highlights:

•	Total Net Revenues of $76.9 million, an increase of 23% year-over-year

•	Chegg Services Revenues grew 37% year-over-year to $56.3 million, or 73% of total net revenues, compared to 66% in Q1 2017

•	Net Loss was $2.6 million

•	Non-GAAP Net Income was $12.9 million

•	Adjusted EBITDA was $16.7 million

•	1.6 million: number of Chegg Services subscribers, an increase of 44% year-over-year

•	158 million: total Chegg Study content views, an increase of 59% year-over-year

Our net revenues are comprised of two revenue streams: (1) Chegg Services revenues, which includes Chegg Study, Chegg Writing, Chegg Tutors, Brand Partnership, Test Prep and Internships; and (2) Required Materials revenues, which includes commissions from Ingram and other partners, on the rental and sale of print textbooks, as well as revenues from eTextbooks.

For more information about non-GAAP net income and adjusted EBITDA, and a reconciliation of non-GAAP net income to net loss, and adjusted EBITDA to net loss, see the sections of the press release titled “Use of Non-GAAP Measures,” “Reconciliation of Net Loss to EBITDA and Adjusted EBITDA,” and “Reconciliation of GAAP to Non-GAAP Financial Measures.”

Business Outlook:

Second Quarter 2018

•	Total Net Revenues in the range of $69 million to $71 million

•	Chegg Services Revenues in the range of $58 million to $60 million

•	Gross Margin between 74% and 75%

•	Adjusted EBITDA in the range of $17 million to $18.5 million

Full Year 2018

•	Total Net Revenues in the range of $300 million to $305 million

•	Chegg Services Revenues in the range of $243 million to $246 million

•	Gross Margin between 72% and 74%

•	Adjusted EBITDA in the range of $77 million to $79 million

•	Capital Expenditures in the range of $30 million to $35 million

For more information about the use of forward-looking non-GAAP measures, a reconciliation of forward-looking net loss to EBITDA and adjusted EBITDA for the second quarter 2018 and full year 2018, see the below sections of the press release titled “Use of Non-GAAP Measures,” and “Reconciliation of Forward-Looking Net Loss to EBITDA and Adjusted EBITDA."

An updated investor presentation and an investor data sheet can be found on Chegg’s Investor Relations website http://investor.chegg.com.

Prepared Remarks - Dan Rosensweig, CEO Chegg, Inc.

Thank you Tracey, and welcome everyone. Chegg is off to a strong start in 2018. In Q1 we achieved 37% year-over-year revenue growth for Chegg Services, driven by 44% growth in subscribers. We are proud of our momentum and our financial performance, which gives us the confidence to raise our guidance for both revenue and EBITDA for the remainder of the year.

As always, we remain focused on execution and set out three priorities for 2018. First, to meet our financial goals and Andy will walk you through a more detailed view of our results and improved guidance. Second, as we see the education space being a trillion-dollar market, we continue to prioritize expanding our TAM; so we are making smart investments and adding new subjects, new content, new formats and new services. Third, when the opportunity presents itself, we plan to add new capabilities that leverage our brand, our reach, our student graph, and our balance sheet.

Our team couldn’t be more motivated, because we are having a huge impact on millions of students. As a result, they have been executing across our priorities and I couldn’t be more pleased with both our financial results and our user engagement metrics. Students are increasingly benefiting from, and depending on, Chegg during their educational journey. We think our growth rates reflect the power of Chegg’s brand, which now has more than 80% brand recognition on college campuses. We believe the strength of our brand reflects the quality of our services, which is positively impacting our engagement and retention. We also believe it reflects the power of our model, which, as it scales, will become even more profitable.

For the past 8 years, we have been on a journey to make education more affordable, relevant, and more accessible. Given the positive student response and the size of the opportunity, we feel like we are just getting started. As we watch the trends and changes that are impacting every other industry, we believe that Chegg and the education industry are poised to drive broad changes in the next few years. Right now, many businesses are going through transitions due to the advancements in technology and the power of the internet. Whether you are a disruptor or an incumbent in an industry, the ones that leverage technology to evolve their business and their model are able to increase their relevance by personalizing and simplifying the user experience and, as a result, they create overwhelming value for their customers. When that happens, the company that drives the change and focuses on the customer win big.

We think it’s clear that platform companies are distancing themselves from others because they are better able to serve their customers, and their models are more sustainable, predictable, and profitable. Across industries, the key elements that distinguish these platform leaders are that they own their customer and the data, are not dependent on other channels of distribution except their own, and they own proprietary content - allowing them to know what their customer wants, when they want it, how they want it, and efficiently and effectively respond to their customer’s needs. As a result, we see that these companies are able to provide more personalized services, grow faster, acquire customers for less, therefore, creating great value for their customers, the company, and their shareholders.

Our team has put Chegg in a position to do those same things within our industry. According to ComScore, we have a reach of over 35 million unique visitors on an annual basis, as many as 10 million in a month, with 85% of that traffic coming organically and, as we own the vast majority of our content, we are able to have a deeper relationship with our customers, better understand their needs, create relevant content and services for them - which we can distribute more efficiently and affordably - and do it all at scale, and as you can see do it all profitably.

And you can see the results in the continued growth of our Chegg Services businesses, were we served a record 1.6M subscribers in Q1. This was led by Chegg Study, which is the center of our flywheel. We measure the success of Chegg Study not just by financial results, but also by user engagement and retention, all of which has seen, and continues to see, strong growth.

We continued to add value to Chegg Study by increasing our catalog of textbook solutions, which now covers almost 30,000 textbook ISBNs. We now have a library of nearly 22 million proprietary, expert answers and textbook solutions, which is an increase of 43% in the past year. Our proprietary content helped drive 158 million Chegg Study content views in Q1, which is up 59% year-over-year; so we are adding more content which increases our engagement. We believe this reflects the tremendous value students see in having an online, on-demand, learning service that meets them where they are, in the format they want, at the time they need it most. We believe that the more content and formats we add, the more we increase the quantity and quality of our services, the more valuable and popular Chegg becomes.

As popular as Chegg Study is, Chegg Writing is also seeing great momentum. 75 percent of 12th graders lack the proficiency in writing, and we believe subjects, like writing, can be taught at scale, using machine learning and A.I., to meet a student at their current level and improve their competency. Not only are students turning to us to create citations, having created almost 130 million in Q1, but with our newest writing subscription, they are now able to learn spelling, grammar, sentence structure, and more. We continue to see a major opportunity in writing, because we are able to improve the outcomes for students both academically and, ultimately, professionally, by teaching them how to write more effectively.

One of our core competencies is the ability to not only build businesses, but to acquire and grow businesses that students value. When we see a service that solves big student problems, where we can grow the business, reduce the costs, and improve the quality, we add it to our network.  We have done that several times, including with both Chegg Writing and Chegg Tutors, which have both leveraged our brand, our reach, and our network to build experiences that better serve students and accelerate our growth.

That power is demonstrated, as this quarter we continued to see that over 50% of our Chegg Tutors customers attach from other Chegg Services. Because we have that direct relationship with our students, we can see new trends early and capitalize on them. In writing, we saw the need to build a product to teach students to write and, in tutors, there is a real trend towards chat based tutoring. As technology becomes more prolific in education, we continue to believe in the importance of on-demand, expert human help. Chegg is in the best position to take advantage of that, because of our interconnected platform where we have immediate insight in to what students are studying, where they got stuck, and connect them to the right tutor at the right time.

We are clearly early in the growth of our current products, so we will continue to make investments in them, but we also see huge opportunity for the future. As we know math is one of student’s biggest pain points, as 64% of U.S. students are not prepared for college-level math. We believe Chegg Math, which will be launching later this year, will be a powerful part of the Chegg Services offering.

Another area we are making significant investments in is identifying and developing career paths, which will connect a student from learning to earning. Our data team will help students identify the impact of the choices they make, including the school they go to, the classes they take, the major they graduate with and the pathway that leads to, including the companies they are likely get a job with, the salaries they are likely to earn, and how those paths can be altered by taking different classes or acquiring different skills. We are uncovering incredible insights in to career paths that we think will make a meaningful difference in the lives of students and employers.

Our industry is evolving. We see that the companies that own their customer, own the data, own the channel of distribution, own the content, and who can be responsive to their customers’ needs are in the best position to succeed particularly those that are doing it under a subscription-based model like Chegg. Increasingly it’s not about offering one product or service to your customer, but offering them as a bundle, which we believe can create overwhelming value for our customers and help drive continued subscriber growth, expand the TAM, and increase overall profitability.

It’s been a great start to the year, and with all the opportunities in front of us, our team is excited, energized, and looking forward to the year ahead. And, with that, I will turn it over to Andy. Andy

Prepared Remarks - Andy Brown, CFO Chegg, Inc.

Thanks Dan and good afternoon everyone.

It has been a great start to 2018, with all key metrics and financials ahead of our expectations. In addition, early in the second quarter, we were able to strengthen our balance sheet raising $345 million via a convertible debt offering on very favorable terms, which puts us in a position of increased strength for future growth and extends our position as a leader in the direct to student market. The strong results we achieved in Q1 and continued momentum into Q2, give us the confidence to raise our full year guidance again for 2018.

For the first quarter, total revenue was $76.9 million, a 23% increase year over year, with both Chegg Services and Required Materials exceeding our expectations. Chegg Services revenue grew 37% year over year as we continued to see growth rates for our subscription services in line with prior years and all indications suggest we gained share in Required Materials during the spring semester. As a reminder we continue to offer Required Materials because we solve a significant pain point for students, it also increases our reach, provides data, and builds our brand on campus.

This resulted in gross margins coming in higher than we expected reaching 73.7%, as much of the incremental revenue from Chegg Services goes straight to the gross margin line due to its relatively fixed cost structure.

Our strong performance in both revenue and gross margin drove adjusted EBITDA of $16.7 million, which was above our expectations and more than a 75% increase from Q1 of 2017, demonstrating the power of the model and the leverage of our subscription based offerings. Adjusted EBITDA margin was 22% for the quarter, putting us well on our way to reach our goal of over 25% for the full year.

We ended the quarter with cash and investments of $200 million, not including the recent capital raise that closed in early April. This along with free cash flow generated from the business, puts us in a strong financial position with approximately half a billion dollars on the balance sheet, allowing us to invest in and grow the business.

Based on the results of the spring semester rush and continued momentum into Q2, we are increasing our guidance for the remainder of the year. We expect:

•	Total revenue for Q2 to be between $69 and $71 million, with

•	Chegg Services revenue between $58 and $60 million

•	Gross margin between 74% and 75%

•	And adjusted EBITDA between $17 and $18.5 million

For the full year 2018, we now expect:

•	Total revenue to be between $300 and $305 million, with Chegg Services revenue between $243 and $246 million

•	Gross margin between 72% and 74%

•	Adjusted EBITDA between $77 and $79 million

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And finally, we expect CapEx to remain in the $30 to $35 million range, with approximately 80% being used to fuel expansion of content and add new modalities such as video for our subscription services. We believe these investments increase engagement on our platform and expand our TAM.

In closing, it’s been a strong start to the year, we delivered above the high-end of our expectations, giving us confidence to increase guidance, all while continuing to invest in both the content that powers our existing services and building out new services like Careers and Math, which we expect will contribute to our growth in 2019 and beyond.

With that, I’ll turn the call over to the operator for your questions.

Conference Call and Webcast Information

To access the call, please dial 1-877-407-4018, or outside the U.S. +1-201-689-8471, five minutes prior to 1:30 p.m. Pacific Daylight Time (or 4:30 p.m. Eastern Daylight Time). A live webcast of the call will also be available at http://investor.chegg.com under the Events & Presentations menu. An audio replay will be available beginning at 4:30 p.m. Pacific Daylight Time on April 26, 2018, until 8:59 p.m. Pacific Standard Time on May 3, 2018, by calling 1-844-512-2921, or outside the U.S. +1-412-317-6671, with Conference ID 13677690. An audio archive of the call will also be available at http://investor.chegg.com.

Use of Investor Relations Website for Regulation FD Purposes

Chegg also uses its media center website, http://www.chegg.com/mediacenter, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor http://www.chegg.com/mediacenter, in addition to following press releases, Securities and Exchange Commission filings and public conference calls and webcasts.

About Chegg

Chegg puts students first. As the leading student-first connected learning platform, Chegg strives to improve the overall return on investment in education by helping students learn more in less time and at a lower cost. Chegg is a publicly-held company based in Santa Clara, California and trades on the NYSE under the symbol CHGG. For more information, visit www.chegg.com.

Use of Non-GAAP Measures

To supplement Chegg’s financial results presented in accordance with generally accepted accounting principles in the United States (GAAP), this press release and the accompanying tables and the related earnings conference call contain non-GAAP financial measures, including adjusted EBITDA, non-GAAP operating expenses and margin, non-GAAP income from operations, non-GAAP net income, non-GAAP weighted average shares, and non-GAAP net income per share. For reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures, please see the section of the accompanying tables titled, “Reconciliation of Net Loss to EBITDA and Adjusted EBITDA,” “Reconciliation of GAAP to Non-GAAP Financial Measures,” and “Reconciliation of Forward-Looking Net Loss to EBITDA and Adjusted EBITDA.”

The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. Chegg defines (1) adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted to exclude share-based compensation expense, acquisition-related compensation costs, restructuring charges, and other income (expense), net; (2) non-GAAP income from operations as loss from operations excluding share-based compensation expense, amortization of intangible assets, restructuring charges, and acquisition-related compensation costs; (3) non-GAAP income from operations margin as non-GAAP income from operations divided by total net revenues; (4) non-GAAP net income as net loss excluding share-based compensation expense, amortization of intangible assets, restructuring charges, and acquisition-related compensation costs; (5) non-GAAP weighted average shares outstanding as weighted average shares outstanding adjusted for the effect of dilutive options, restricted stock units and warrants; and (6) non-GAAP net income per share is defined as non-GAAP net income divided by non-GAAP weighted average shares outstanding. To the extent additional significant non-recurring items arise in the future, Chegg may consider whether to exclude such items in calculating the non-GAAP financial measures it uses.

Chegg believes that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding Chegg’s performance by excluding items that may not be indicative of Chegg’s core business, operating results or future outlook. Chegg management uses these non-GAAP financial measures in assessing Chegg’s operating results, as well as when planning, forecasting and analyzing future periods and believes that such measures enhance investors’ overall understanding of our current financial performance. These non-GAAP financial measures also facilitate comparisons of Chegg’s performance to prior periods.

As presented in the “Reconciliation of Net Loss to EBITDA and Adjusted EBITDA,” “Reconciliation of GAAP to Non-GAAP Financial Measures,” and “Reconciliation of Forward-Looking Net Loss to EBITDA and Adjusted EBITDA” tables below, each of the non-GAAP financial measures excludes one or more of the following items:

Share-based compensation expense.

Share-based compensation expense is a non-cash expense that varies in amount from period to period and is dependent on market forces that are often beyond Chegg's control. As a result, management excludes this item from Chegg's internal operating forecasts and models. Management believes that non-GAAP measures adjusted for share-based compensation provide investors with a basis to measure Chegg's core performance against the performance of other companies without the variability created by share-based compensation as a result of the variety of equity awards used by other companies and the varying methodologies and assumptions used.

Amortization of intangible assets.

Chegg amortizes intangible assets that it acquires in conjunction with business combinations, which results in non‑cash operating expenses that would not otherwise have been incurred had Chegg internally developed such intangible assets. Chegg believes excluding the accounting expense associated with acquired intangible asset from non-GAAP measures allows for a more accurate assessment of its ongoing operations.

Restructuring charges.

Restructuring charges primarily relate to expenses related to the exit of Chegg’s print coupon business, and Chegg's strategic partnership with the National Research Center for College & University Admissions. These restructuring charges are excluded from non-GAAP financial measures because they are the result of discrete events that are not considered core-operating activities. Chegg believes that it is appropriate to exclude restructuring charges from non-GAAP financial measures because it enables the comparison of period-over-period operating results from continuing operations.

Acquisition-related compensation costs.

Acquisition-related compensation costs include compensation expense resulting from the employment retention of certain key employees established in accordance with the terms of the Imagine Easy and Cogeon GmbH acquisitions. In most cases, these acquisition-related compensation costs are not factored into management's evaluation of potential acquisitions or Chegg's performance after completion of acquisitions, because they are not related to Chegg's core operating performance. In addition, the frequency and amount of such charges can vary significantly based on the size and timing of acquisitions and the maturities of the businesses being acquired. Excluding acquisition-related compensation costs from non-GAAP measures provides investors with a basis to compare Chegg’s results against those of other companies without the variability caused by purchase accounting.

Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which include, without limitation statements regarding Chegg's ability to meet or exceed its long term financial targets in 2018; Chegg’s momentum, and those included in the investor presentation referenced above, those included in the “Prepared Remarks” sections above, and all statements about Chegg’s outlook under “Business Outlook.” The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “endeavor,” “will,” “should,” “future,” “transition,” “outlook” and similar expressions, as they relate to Chegg, are intended to identify forward-looking statements. These statements are not guarantees of future performance, and are based on management’s expectations as of the date of this press release and assumptions that are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to differ materially from any future results, performance or achievements. Important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements include the following: Chegg’s ability to attract new students, increase engagement and increase monetization; the rate of adoption of Chegg’s offerings; the effect of Chegg’s acquisition of Imagine Easy Solutions and Cogeon; Chegg’s ability to strategically take advantage of new opportunities to leverage the Student Graph; competitive developments, including pricing pressures; Chegg’s anticipated growth of Chegg Services; Chegg’s ability to build and expand its services offerings; Chegg’s ability to develop new products and services on a cost-effective basis and to integrate acquired businesses and assets; the impact of seasonality on the business; Chegg’s partnership with Ingram and the parties’ ability to achieve the anticipated benefits of the partnership, including the potential impact of the economic risk-sharing arrangements between Chegg and Ingram on Chegg’s results of operations; Chegg’s ability to effectively control operating costs; changes in Chegg’s addressable market; changes in the education market; and general economic, political and industry conditions. All information provided in this release and in the conference call is as of the date hereof and Chegg undertakes no duty to update this information except as required by law. These and other important risk factors are described more fully in documents filed with the Securities and Exchange Commission, including Chegg’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2018, and could cause actual results to vary from expectations.

CHEGG, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except for number of shares and par value)
(unaudited)

	March 31, 2018	December 31, 2017
Assets
Current assets
Cash and cash equivalents	$106,827	$126,457
Short-term investments	82,264	81,742
Accounts receivable, net of allowance for doubtful accounts of $176 and $259 at March 31, 2018 and December 31, 2017, respectively	8,055	10,855
Prepaid expenses	10,799	2,043
Other current assets	6,898	7,845
Total current assets	214,843	228,942
Long-term investments	10,628	20,305
Property and equipment, net	48,197	47,493
Goodwill	125,525	125,272
Intangible assets, net	19,902	21,153
Other assets	4,383	3,765
Total assets	$423,478	$446,930
Liabilities and stockholders' equity
Current liabilities
Accounts payable	$3,981	$7,049
Deferred revenue	18,625	13,440
Accrued liabilities	26,418	31,074
Total current liabilities	49,024	51,563
Long-term liabilities
Total other long-term liabilities	4,443	4,305
Total liabilities	53,467	55,868
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.001 par value – 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.001 par value 400,000,000 shares authorized; 112,748,665 and 109,667,640 shares issued and outstanding at March 31, 2018 and December 31, 2017, respectively	113	110
Additional paid-in capital	764,065	782,845
Accumulated other comprehensive income (loss)	138	(282)
Accumulated deficit	(394,305)	(391,611)
Total stockholders' equity	370,011	391,062
Total liabilities and stockholders' equity	$423,478	$446,930

CHEGG, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2018	2017
Net revenues	$76,949	$62,602
Cost of revenues(1)	20,224	21,396
Gross profit	56,725	41,206
Operating expenses(1):
Research and development	25,533	19,302
Sales and marketing	15,336	15,964
General and administrative	18,256	15,342
Restructuring charges	220	900
Gain on liquidation of textbooks	—	(4,766)
Total operating expenses	59,345	46,742
Loss from operations	(2,620)	(5,536)
Interest expense and other income (expense), net:
Interest expense, net	(20)	(19)
Other income (expense), net	564	(199)
Total interest expense and other income (expense), net	544	(218)
Loss before provision for income taxes	(2,076)	(5,754)
Provision for income taxes	541	647
Net loss	$(2,617)	$(6,401)
Net loss per share, basic and diluted	$(0.02)	$(0.07)
Weighted average shares used to compute net loss per share, basic and diluted	110,904	92,830

(1) Includes share-based compensation expense as follows:
Cost of revenues	$94	$67
Research and development	4,133	3,241
Sales and marketing	1,589	1,126
General and administrative	5,826	3,844
Total share-based compensation expense	$11,642	$8,278

CHEGG, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2018	2017
Cash flows from operating activities		*
Net loss	$(2,617)	$(6,401)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization expense	5,217	4,389
Share-based compensation expense	11,642	8,278
Gain on liquidation of textbooks	—	(4,766)
Loss from write-offs of textbooks	—	314
Other non-cash items	(41)	(46)
Change in assets and liabilities:
Accounts receivable	2,783	1,947
Prepaid expenses and other current assets	(7,894)	(1,241)
Other assets	(506)	72
Accounts payable	(3,068)	(1,139)
Deferred revenue	5,185	3,270
Accrued liabilities	(4,286)	(3,743)
Other liabilities	138	260
Net cash provided by operating activities	6,553	1,194
Cash flows from investing activities
Proceeds from liquidations of textbooks	—	6,943
Purchases of marketable securities	(12,511)	—
Maturities of marketable securities	21,630	—
Purchases of property and equipment	(4,883)	(4,770)
Acquisition of business	—	(188)
Net cash provided by investing activities	4,236	1,985
Cash flows from financing activities
Common stock issued under stock plans, net	5,222	2,763
Payment of taxes related to the net share settlement of equity awards	(35,640)	(12,618)
Net cash used in financing activities	(30,418)	(9,855)
Net decrease in cash, cash equivalents and restricted cash	(19,629)	(6,676)
Cash, cash equivalents and restricted cash, beginning of period	126,963	77,433
Cash, cash equivalents and restricted cash, end of period	$107,334	$70,757

Supplemental cash flow data:
Cash paid during the period for:
Interest	$19	$30
Income taxes	$503	$388
Non-cash investing and financing activities:
Accrued purchases of long-lived assets	$3,204	$2,022

Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$106,827	$70,294
Restricted cash included in other current assets	84	—
Restricted cash included in other assets	423	463
Total cash, cash equivalents and restricted cash	$107,334	$70,757
* Adjusted to reflect the adoption of ASU 2016-18.

CHEGG, INC.
RECONCILIATION OF NET LOSS TO EBITDA AND ADJUSTED EBITDA
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2018	2017
Net loss	$(2,617)	$(6,401)
Interest expense, net	20	19
Provision for income taxes	541	647
Depreciation and amortization expense	5,217	4,389
EBITDA	3,161	(1,346)
Share-based compensation expense	11,642	8,278
Other (income) expense, net	(564)	199
Restructuring charges	220	900
Acquisition-related compensation costs	2,248	1,500
Adjusted EBITDA	$16,707	$9,531

CHEGG, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in thousands, except percentages and per share amounts)
(unaudited)

	Three Months Ended March 31,
	2018	2017
Net revenues	$76,949	$62,602

Operating expenses	$59,345	$46,742
Share-based compensation expense	(11,548)	(8,211)
Amortization of intangible assets	(1,417)	(1,403)
Restructuring charges	(220)	(900)
Acquisition-related compensation costs	(2,248)	(1,500)
Non-GAAP operating expenses	$43,912	$34,728

Operating expenses as a percent of net revenues	77.1%	74.7%
Non-GAAP operating expenses as a percent of net revenues	57.1%	55.5%

Loss from operations	$(2,620)	$(5,536)
Share-based compensation expense	11,642	8,278
Amortization of intangible assets	1,417	1,403
Restructuring charges	220	900
Acquisition-related compensation costs	2,248	1,500
Non-GAAP income from operations	$12,907	$6,545

Net loss	$(2,617)	$(6,401)
Share-based compensation expense	11,642	8,278
Amortization of intangible assets	1,417	1,403
Restructuring charges	220	900
Acquisition-related compensation costs	2,248	1,500
Non-GAAP net income	$12,910	$5,680

Weighted average shares used to compute net loss per share	110,904	92,830
Effect of dilutive options and restricted stock units	12,912	6,944
Non-GAAP weighted average shares used to compute non-GAAP net income per share	123,816	99,774

Net loss per share	$(0.02)	$(0.07)
Adjustments	0.12	0.13
Non-GAAP net income per share	$0.10	$0.06

CHEGG, INC.
RECONCILIATION OF FORWARD-LOOKING NET LOSS TO EBITDA AND ADJUSTED EBITDA
(in thousands)
(unaudited)

	Three Months Ended June 30, 2018	Year Ended December 31, 2018
Net loss	$(6,250)	$(14,800)
Interest expense, net(1)	5,000	15,400
Provision for income taxes	600	2,400
Depreciation and amortization expense	5,600	22,900
EBITDA	4,950	25,900
Share-based compensation expense	11,100	45,000
Other income, net	(500)	(2,100)
Restructuring charges	—	200
Acquisition-related compensation costs	2,200	9,000
Adjusted EBITDA*	$17,750	$78,000

(1) We estimate incurring approximately $5 million and $15 million of interest expense during the three months ended June 30, 2018 and year ended December 31, 2018, respectively, related to amortization of the debt discount for our convertible debt offering that closed in April 2018.

* Adjusted EBITDA guidance for the three months ended June 30, 2018 and the year ended December 31, 2018 represents the midpoint of the ranges of $17 million to $18.5 million and $77 million to $79 million, respectively.